OPINION

EXHIBIT 5.1

Board of Directors

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, Virginia 23219

Dear Sirs:

We have acted as counsel to Apple Hospitality Two, Inc. (“Apple Two”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of an additional 2,000,000 Units of Apple Two under Apple Two’s Amended and Restated Dividend Reinvestment Plan, as amended. Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

We have reviewed originals or copies of (i) the Articles of Incorporation (as amended), Bylaws and other corporate documents of Apple Two, (ii) certain resolutions of the Board of Directors of Apple Two, and (iii) the Registration Statement and the prospectus included therein (the “Prospectus”). In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	Apple Two is validly existing and in good standing under the laws of the Commonwealth of Virginia; and

(2)	The Units registered under the Registration Statement have been duly authorized and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ McGuireWoods LLP

October 5, 2006